EXHIBIT 10.4

                  [AS TRANSLATED BY INTERNATIONAL TRANSLATIONS]

                                                           THAI FARMERS BANK PCL

                               OVERDRAFT AGREEMENT

                                                       OFFICE: DOW KANONG BRANCH

                                 13TH JULY 2000

         I, Creative Gems and Jewelry Company Limited, aged - years resided at 126/1 Krung Thonburi Road, Banglumpoo Lang Sub-district, Khlong San District, Bangkok Metropolis, hereafter called the "Borrower" enter into this agreement with Thai Farmers Bank PCL which hereinafter called the "Lender" for the evidence that:

     1. The Borrower requests to borrow money from the Lender for the amount not exceeding THB 4,000,000 (four million Baht). Both parties agree that the Borrower may borrow from the Lender at any time required and the Lender may consider and permit, as appropriate and in accordance with method and procedure for providing overdraft. All withdrawal documents in the form of checks or any form used by the Borrower as an evidence to borrow shall be considered as an integral part of this agreement. Amount drawn down by the Borrower from the Lender in the mentioned document is also considered the borrowing in this agreement.

     2. The Borrower agrees to pay interest to the Lender on the amount borrowed at the rate of MOR+1.0 percent per annum payable at the end of every month within the working hours at the office of the Lender. If the payment date falls on the holiday of the Lender, the payment shall be made on the next working day.

     3. Lending and borrowing in this agreement shall be in accordance with the Bank's procedure. Regardless whether the Lender has made demand for payment or not, if the Borrower defaults interest payments at the interest rate and due in Clause 2, the Borrower agrees that the interest payable shall be combined to the principal outstanding. Interest will then be determined on the new combined principal applied at the same rate and schedule, as specified in Clause 2.

     4. The Borrower shall repay the borrowing in this agreement reduced progressively and completely by 13th July 2000. This will not however surrender the right of the Lender to demand a part and all of debts before they are due for payment, as the Lender considered appropriate without having to provide explanation. Regardless whether the Borrower has paid all borrowings as payable or not, the Borrower may continue to borrow from the Lender. For this, the Borrower agrees that money withdrawn from the Lender after the due date remains to be

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borrowed in this agreement, which the Lender may demand for payment at any time.
In case the Lender demands payment, the Borrower shall make payment as demanded without hesitation.

     5. In case the Borrower defaults in any clauses of this agreement, the Borrower agrees to be responsible for all damages, which the Lender should receive, as a result of the default made by the Borrower. This includes expenses for issuing warning, asking, demand, legal proceeding and enforcing to settle all debts in full and completely.

     6. As an assurance for the Lender to agree lending and payment to the Borrower, the Borrower has pledged the land title deeds with the registration numbers of 36160, 36161, 36162 and 4993, 36163, 36164 in Talad Chanthaburi
Sub-district, Muang Chanthaburi District, Chanthaburi Province. The Borrower also verifies that the assets pledged with the Lender are the assets, which the Borrower has the lawful and solely right in ownership and the Borrower has not deposited, pledged and entered into suretyship contract with any persons before, as well as being assets without any obligations attached.

     7. Whether assets pledged in Clause 6 are kept with the Lender or the Bank's representative or the Borrower or the Borrower's custodian, the Borrower and Lender agree that such a safekeeping is strictly as custodian on behalf or in the name of the Lender or the Borrower or the representative. In safekeeping, the assets shall not be transferred to another place without a written permission from the Lender. For any damages incurred with the assets, the Borrower agrees to be responsible for the Lender and the Borrower will not demand any charges for maintenance and compensation from the Lender.

     8. In case the Borrower defaults payments due in this agreement, the Lender has the right to auction the pledged assets in the market three days after the date of default and shall consider terms and conditions in this agreement to be rightful for the Borrower to settle debts. When disposed, the Borrower agrees to allow deduction of expenses from the net sales proceed and then makes payment for interest and principal. If the net sales proceed is insufficient to settle debts, the Borrower agrees to pay for the remaining completely.

     9. All letters communicated and/or all documents delivered to the Borrower whether were sent by registered mail or unregistered mail or delivery in person to the address specified in this agreement shall be considered to have correctly made to the Borrower regardless whether the Borrower has received or not. In case the delivery cannot be made because there is a change or removal of address without the Borrower advising the Lender or the address specified could not be found, it shall be considered that the Borrower has received and is aware of the Lender's letter and/or documents.

     10. The Borrower agrees to be responsible for stamp duties sealed in this agreement including fee and duties for legalizing this document to make suretyship and redeem (if any). The Borrower has thoroughly reviewed and understood the contents in this agreement and hereunder signed their names, as evidence under the date specified above.


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                                                         Seal of Creative Gems &
                                                               Jewelry Co., Ltd.


         Signed :          -illegible-       -illegible-      Borrower

Mr. Kiatchai Tontikitmanee and Miss Jariya Sae Fa on behalf of Creative Gems and Jewelry Company Limited

         Signed:           -illegible-                        Witness
                           (Mr. Suwat Wora-Itthinant)

         Signed:           -illegible-                        Witness
                           (Mrs. Laortip Jarusathapom)

         Signed:           -illegible-                        Writer/Printer
                           (Mr. Pirath Kiatthipongpinit)


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